EXHIBIT 99.1

Immunomedics Reports Second Quarter 2019 Results and Provides Corporate Update

ASCENT Study Reached Target Patient Enrollment

First Patients Dosed in TROPICS-02 Study in HR+/HER2– Metastatic Breast Cancer

Trop-2-Enriched TROPICS-03 Basket Study Initiated with Non-Small Cell Lung Cancer as First Indication

Resubmission of Biologics License Application on Track for Early Fourth Quarter 2019

MORRIS PLAINS, N.J., Aug. 07, 2019 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the second quarter of 2019. Please refer to the Company’s Quarterly Report on Form 10-Q for more details on the Company’s financial results.

“We continued to execute well against our key strategic priorities for sacituzumab govitecan this quarter. In particular, we are very pleased to have reached target enrollment in the ASCENT study in less than twenty months. We believe this rapid pace is testament to the unmet need in late-stage metastatic triple-negative breast cancer (mTNBC) and the confidence of our investigators in the safety and efficacy of our ADC to provide a meaningful clinical benefit to patients,” commented Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics.

Based on current projections, the Company anticipates reporting top-line data from ASCENT in mid-2020. “We are grateful to the patients, their families and caregivers who have participated in our studies. We look forward to the data readout as we continue to work on delivering this important, potential new treatment paradigm to mTNBC patients,” added Dr. Aghazadeh.

“The Company’s preparation of the Biologics License Application (BLA) for sacituzumab govitecan in mTNBC is progressing according to plan,” said Scott Canute, Executive Director of Immunomedics. “Our goal is to have a high-quality resubmission and a successful reinspection. To that end, we have made steady progress in both areas and we remain confident that we will meet our guided resubmission timeline of early fourth quarter 2019.”

Building on the ASCENT momentum and leveraging the existing relationships with breast cancer specialists, the Company has launched the registrational Phase 3 TROPICS-02 in hormonal receptor-positive (HR+)/human epidermal growth factor receptor 2-negative (HER2–) metastatic breast cancer (mBC).

“Given our experience treating patients with sacituzumab govitecan in ASCENT, we are excited to be a participant in the TROPICS-02 study,” stated Principal Investigator Hope S. Rugo, M.D., FACP, Professor of Medicine; and Director, Breast Oncology and Clinical Trials Education, University of California San Francisco Helen Diller Family Comprehensive Cancer Center, San Francisco, CA. “We are very encouraged about sacituzumab govitecan’s efficacy and look forward to utilizing the ADC for patients with mTNBC. Additional effective treatment options for those with both mTNBC and HR+ disease are critical for our patients.”

The randomized global TROPICS-02 study has dosed the first patients with HR+/HER2– mBC who have failed at least two prior chemotherapy regimens for metastatic disease. With progression-free survival (PFS) and overall response rate (ORR) serving as co-primary endpoints, the study allows for an analysis of ORR on a pre-specified number of patients as a basis of a potential accelerated approval submission.

“Targeting HR+/HER2– mBC, which accounts for 70% of all breast cancers, signifies our intention to establish sacituzumab govitecan as a foundational therapy for mBC,” continued Dr. Aghazadeh. “To further unlock the full potential of sacituzumab govitecan, we have initiated, for the first time, a Trop-2-enriched study in various difficult-to-treat cancers, beginning with non-small cell lung cancer (NSCLC). Finally, the combination study with sacituzumab govitecan and rucaparib in second-line mTNBC and other cancers, in collaboration with Clovis, is now open for patient enrollment.”

Recent Company Highlights

  The Phase 3 confirmatory ASCENT study (NCT02574455) has reached its target enrollment for mTNBC patients previously treated with at least two systemic chemotherapy regimens. Top-line data is expected to be available in mid-2020 based on projected event trajectory and timelines associated with central review, database lock and analysis.

  The global randomized, open-label, Phase 3 registrational TROPICS-02 study (NCT03901339) has dosed the first patients with HR+/HER2– mBC. This study includes an ORR analysis on a pre-specified number of patients for a potential accelerated approval submission. Enrollment of 400 patients is expected to take approximately eighteen months to complete.

  The Company launched TROPICS-03 (NCT03964727), an open-label, Trop-2-enriched multi-cohort Phase 2 study designed to assess the clinical activity of sacituzumab govitecan in patients with metastatic solid tumors, including NSCLC, small cell lung cancer, head and neck cancer, and endometrial cancer. Dosing of the first NSCLC patient is expected in the third quarter of 2019.

  The open-label Phase 1b/2 SEASTAR study (NCT03992131) of sacituzumab govitecan in combination with Clovis’ PARP inhibitor, rucaparib, in mTNBC, mUC, and platinum resistant ovarian cancer is recruiting patients with at least one prior line of standard therapy for advanced disease.

  Initiated by Dr. Aditya Bardia, Massachusetts General Hospital is sponsoring a Phase 1b/2 study (NCT04039230) evaluating sacituzumab govitecan in combination with Pfizer’s PARP inhibitor, talazoparib, in patients with mTNBC previously treated with no more than one prior therapeutic regimens for metastatic disease.

Second Quarter and Six Months 2019 Financial Results
The Company had no revenues for the quarter and six months ended June 30, 2019, due primarily to the discontinued sale of LeukoScan® in February 2018 in order for the Company to focus on its ADC business. Revenues in the comparable quarter and six months ended June 30, 2018 were $0.4 million and $0.9 million, respectively.

Total costs and expenses were $67.2 million for the quarter and $146.8 million for the six months ended June 30, 2019, compared to $52.8 million for the comparable quarter and $90.9 million for the six months ended June 30, 2018. The increases were due primarily to increased expenses in research and development and sales and marketing, partially offset by decreases in general and administrative expenses. The increases in research and development costs were mostly attributable to activities related to preparations for the approval and commercial launch of sacituzumab govitecan for patients with at least two prior lines of treatment for metastatic TNBC in the United States and expanded clinical development of sacituzumab govitecan into other indications.

The Company had no non-cash warrant-related income or expense for the quarter and six months ended June 30, 2019, compared to non-cash warrant-related expenses of $58.9 million for the comparable quarter and $49.0 million for the six months ended June 30, 2018, due to the net appreciation in the fair value of then outstanding warrants. There were no warrants outstanding as of June 30, 2019.

Interest expense was $10.6 million for the quarter and $20.6 million for the six months ended June 30, 2019, compared to $9.4 million for the comparable quarter and $20.3 million for the six months ended June 30, 2018. The increases were due primarily to the net appreciation in the fair value of our debt balances as a result of the agreement with RPI Finance Trust.

Net loss attributable to stockholders was $76.0 million, or $0.40 per share, for the quarter ended June 30, 2019, compared to $117.0 million, or $0.68 per share, for the comparable quarter ended June 30, 2018. Net loss attributable to stockholders was $163.3 million, or $0.85 per share, for the six months ended June 30, 2019, compared to $152.6 million, or $0.91 per share, for the six months ended June 30, 2018.

As of June 30, 2019, the Company had $432.7 million in cash, cash equivalents, and marketable securities, including the $65 million upfront payment received from the licensing agreement with Everest Medicines for sacituzumab govitecan for Greater China. The Company believes this amount is adequate to support its clinical development plan for sacituzumab govitecan, further build its clinical and manufacturing infrastructure and fund its operations through 2020.

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss second quarter 2019 financial results and provide a corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 2069775. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing or outcome of our planned resubmission of our BLA for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease, the FDA re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan, potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet pre- or post-approval compliance obligations; imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Dr. Chau Cheng (862) 260-3727 ccheng@immunomedics.com	Media Contact: Lauren Wood (862) 260-3631 lwood@immunomedics.com

IMMUNOMEDICS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
(Unaudited)
			June 30,	December 31,
			2019	2018
ASSETS
Current Assets:
Cash and cash equivalents			$427,909	$492,860
Marketable securities			4,741	4,941
Prepaid expenses			8,296	5,354
Other current assets			1,313	1,348
			442,259	504,503

Property and equipment, net			35,177	23,469
Other long-term assets			249	68

Total Assets			$477,685	$528,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$38,967	$31,722
Liability related to sale of future royalties - current			5,314	-
Lease liability - current			271	-
Convertible senior notes - net			7,081	7,055
Liability related to sale of future royalties - non-current			236,354	221,295
Deferred revenues			65,000	-
Other long-term liabilities			10,138	2,119
Stockholders' equity			114,560	265,849

Total Liabilities and Stockholders' Equity			$477,685	$528,040

Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenues:
Product sales	$-	$-	$-	$450
License fee and other revenues	-	250	-	265
Research & development	-	136	-	153
Total Revenues	-	386	-	868

Costs and Expenses:
Costs of goods sold	-	-	-	47
Research and development	52,923	27,603	111,095	56,446
Sales and marketing	6,346	3,039	14,227	5,405
General and administrative	7,899	22,139	21,494	28,993
Total Costs and Expenses	67,168	52,781	146,816	90,891
Operating Loss	(67,168)	(52,395)	(146,816)	(90,023)
Changes in fair market value of warrant liabilities	-	(58,861)	-	(49,026)
Interest expense	(10,625)	(9,434)	(20,584)	(20,334)
Interest and other income	1,840	3,565	4,043	4,695
Insurance reimbursement	-	342	-	2,272
Foreign currency transaction gain, net	-	(101)	-	(26)
Loss before income tax	(75,953)	(116,884)	(163,357)	(152,442)
Income tax expense	-	(156)	-	(156)
Net Loss	(75,953)	(117,040)	(163,357)	(152,598)
Less Net Loss attributable to noncontrolling interest	-	(11)	(67)	(23)
Net Loss attributable to Immunomedics, Inc. stockholders	$(75,953)	$(117,029)	$(163,290)	$(152,575)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.40)	$(0.68)	$(0.85)	$(0.91)

Weighted average number of common shares
outstanding (basic and diluted):	191,745	171,124	191,401	168,583